EXHIBIT 4.1

THIS NOTE AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, SUBJECT TO THE TERMS SET FORTH IN THIS NOTE, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THIS NOTE AND SUCH SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

PROMISSORY NOTE

US$ [●]	Date: September __, 2010

FOR VALUE RECEIVED, the undersigned, AuthenTec, Inc., a Delaware corporation (“Parent”), promises to pay as provided herein to Sofinnova Capital IV FCPR (the “Stockholders Representative”), a Delaware limited partnership solely in its capacity as the Stockholder Representative (as defined in the Merger Agreement referred to below), in lawful money of the United States of America the principal sum of $           .  The Stockholders Representative shall hold the note on behalf of the stockholders of UPEK, Inc. (the “Holders”) set forth on Schedule I attached hereto and each Holder shall be entitled to the portion of the principal amount of this Promissory Note (this “Note”) set forth opposite such Holder’s name on Schedule I attached hereto after such interest has fully vested.  Each Holder’s interest in the Note shall vest immediately upon such Holder’s surrender of all of its shares of capital stock of UPEK, Inc. (“UPEK”) and all convertible promissory notes of UPEK pursuant to a properly executed Letter of Transmittal delivered to the Escrow and Exchange Agent.  No interest shall accrue on this Note.  This Note is being issued pursuant to that certain Agreement and Plan of Merger dated as of September 3, 2010 among Parent, AU Merger, Inc., UPEK, Inc., and Sofinnova Capital IV FCPR, as the Stockholder Representative (the “Merger Agreement”) who will hold the Note and will exercise all rights of the Holders pursuant to Section 9.09 of the Merger Agreement and this Note.  Capitalized terms not otherwise defined herein will have the meaning ascribed thereto in the Merger Agreement.  Parent will maintain a register setting forth each Holder’s interest in this Note.

1.           Maturity; Senior Indebtedness; Security Interest.  (a)  Unless the obligation to pay the principal hereunder is previously satisfied as set forth in Section 3 hereof, the principal amount of this Note will be due and payable in full, in the manner set forth in Section 2 herein, on the date (the “Maturity Date”) that is the earlier of (x) as soon as commercially practicable but in any event no later than three Business Days after the date of the Parent Stockholders Meeting in the event that the stockholders of Parent fail to approve the Note Satisfaction as provided in Section 2..04(b) of the Merger Agreement, and (y) March 1, 2011 (the “Calendar Maturity Date”); provided, however, that Parent shall have the option by delivering written notice to the Stockholders Representative to extend the Calendar Maturity Date one time by not more than 60 days if both of the following are complied with:  (1) Parent shall have filed the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable after the Closing Date, but in any event, by the date that is not later than 45 days after the Closing Date, and shall have used its reasonable best efforts to respond as promptly as practicable to any SEC comments on the Proxy Statement with the intent of clearing such comments with the SEC, and shall have used its reasonable best efforts to file the Proxy Statement in definitive form and to call, hold and convene the Parent Stockholders Meeting as soon as practicable after the Closing Date; and (2) Parent determines reasonably and in good faith, after consultation with and receipt of advice from its outside legal counsel, that any litigation or claim on the part of a Governmental Entity or any other third party concerning antitrust or litigation or claim by the SEC in each case with respect to the transactions contemplated by the Merger Agreement (and with respect to the SEC, any SEC comments on the Proxy Statement or documents incorporated by reference therein or other reports filed by Parent under the Securities Act of 1934, as amended), would cause the Parent Stockholders Meeting to be held after the original Calendar Maturity Date.

(b)  This Note is senior indebtedness of Parent, and shall rank pari passu with all senior indebtedness of Parent and senior to all subordinated indebtedness of Parent.  To secure the full and complete payment, performance and observance of this Note and all obligations hereunder, Parent hereby pledges, assigns and grants to the Holders and their successors and assigns a security interest (the “Security Interest”) in all right, title and interest of Parent to the assets listed on Schedule II to this Note and all products and proceeds thereof (the “Assets”).  The Security Interest will be a perfected first priority security interest in the Assets and Parent will not permit any other security interest, lien or encumbrance on the Assets other than the Security Interest.  Parent will execute on Stockholders Representative’s request any and all UCC financing statements and other instruments or documents Stockholders Representative may reasonably require to evidence the creation and/or perfection of the Security Interest granted herein.  The Security Interest shall terminate upon issuance of the Note Satisfaction Shares in accordance with Section 3 herein, or payment in cash in accordance with Section 2 herein.

2.           Payment.  On the Maturity Date, the principal amount of this Note will be paid by Parent through deposit, pursuant to Section 2.04(c) of the Merger Agreement, of immediately available cash in the amount of such principal with the Escrow and Exchange Agent for payment by the Escrow and Exchange Agent to the Holders as set forth in Section 2.04(e) and Article II of the Merger Agreement.  Upon such deposit to the Escrow and Exchange Agent, all obligations under this Note will have been performed and discharged in full.

3.           Satisfaction through Parent Common Stock Issuance.

(a)           In the event that the stockholders of Parent approve the Note Satisfaction as provided in Section 2.01(c)(II)(4) of the Merger Agreement, then (i) on the date of the Parent Stockholders Meeting, Parent will issue 7,984,281 shares of Parent Common Stock to satisfy the principal amount of this Note (the “Note Satisfaction Shares”), and (ii) no later than three Business Days after the date of the Maturity Date, Parent will, pursuant to Section 2.01(c)(II)(4) of the Merger Agreement, deliver the Note Satisfaction Shares to the Escrow and Exchange Agent, for disbursement and payment by the Escrow and Exchange Agent to the Stockholders as set forth in Section 2.04(e) and Article II of the Merger Agreement.  Upon such delivery and deposit by Parent to the Escrow and Exchange Agent, all obligations under this Note will have been performed and discharged in full.

(b)           If, at any time before the Maturity Date, the number of shares of Parent Common Stock outstanding is increased by a stock dividend payable in shares of Parent Common Stock or by a subdivision or split-up of shares of Parent Common Stock, then, following the record date fixed for the determination of holders of Parent Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares issuable as Note Satisfaction Shares pursuant to Section 3(a) above will be increased in proportion to such increase in outstanding shares.  If, at any time before the Maturity Date, the number of shares of Parent Common Stock outstanding is decreased by a combination of the outstanding shares of Parent Common Stock, then, following the record date for such combination, the number of shares issuable as Note Satisfaction Shares pursuant to Section 3(a) above will be decreased in proportion to such decrease in outstanding shares.  In the case of any restructuring, reclassification or cancellation of Parent Common Stock, whether pursuant to a Change of Control of Parent (as defined herein) or otherwise, before the Maturity Date, then and in each case, at the election of the Stockholders Representative, either: (A) adequate provision will be made whereby the Note Satisfaction Shares issuable pursuant to Section 3(a) above, in lieu of the shares of Parent Common Stock immediately theretofore issuable pursuant to such section, will be comprised of such shares of stock, securities or assets as may (by virtue of such restructuring, reclassification or cancellation) be issuable or payable with respect to or in exchange for the number of shares of Parent Common Stock issuable pursuant to Section 3(a) above immediately before such restructuring, reclassification or cancellation; or (B) the Note Satisfaction Shares will be issued immediately before such restructuring, reclassification or cancellation and will be delivered to the Escrow and Exchange Agent for disbursement to the Stockholders as set forth in Section 2.04(e) and Article II of the Merger Agreement.  For the purposes hereof, a “Change of Control of Parent” will mean (i) the reorganization, merger, consolidation of Parent with or into any other corporation or entity, or (ii) the sale, conveyance or encumbrance of all or substantially of the assets of Parent, in each case in which transaction or series of related transactions in which Parent’s stockholders immediately prior to such transaction own, immediately following such transaction, less than fifty percent (50%) of the outstanding voting power of the surviving corporation or its parent.

4.           Presentment; Demand.  Parent hereby waives any presentment, demand, protest or notice of dishonor and protest of this Note.

5.            Securities Law Compliance; Legend.

(a)           This Note and any Note Satisfaction Shares are subject to the terms of Section 2.05(j) of the Merger Agreement.  The certificates representing Note Satisfaction Shares will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(b)           This Note and any interest herein may not be transferred, pledged or hypothecated by the holder hereof without the prior written consent of Parent; provided, however, that after the Maturity Date, if the Note is not satisfied by the issuance of the Note Satisfaction Shares, this Note shall not require such prior written consent of Parent for transfer.  Notwithstanding the foregoing, the Stockholder Representative may transfer its interest in this Note at any time to any person who succeeds the Stockholder Representative pursuant to Section 9.09 of the Merger Agreement.  Any such transfer will be effected by the Stockholder Representative and the transferee providing to Parent and the Escrow and Exchange Agent prior written notice of the transfer, certification of the transferee’s due appointment as the Stockholder Representative in accordance with the Merger Agreement and an opinion of counsel in form and substance reasonably satisfactory to Parent that the transfer is in compliance with the applicable securities laws.  Upon compliance with the foregoing requirements, Parent will in accordance with the Exchange Agent Agreement instruct the Escrow and Exchange Agent to reflect the transfer in its books and records, and upon such instruction the transferee will have the rights of the Stockholder Representative under this Note.

6.           Miscellaneous.

(a)           Governing Law.  The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) will govern all matters arising out of or relating to this Note and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

(b)           Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived only with the prior written consent of Parent and the Stockholder Representative.

(c)           Assignment and Successors.  This Note will be binding on and inure to the benefit of Parent and the Stockholder Representative and their respective successors and assigns; provided, however, that (i) Parent may not assign this Note in whole or part without the prior written consent of the Stockholder Representative and (ii) the Stockholder Representative may not assign this Note in whole or part on or prior to the Maturity Date without the prior written consent of Parent; provided, further, however, that this clause (ii) will not prevent any successor Stockholder Representative duly appointed and serving in such capacity pursuant to Section 9.09 of the Merger Agreement from succeeding as the holder of this Note in accordance with Section 5(b) hereof.

(d)           Severability.  If any provision of this Note is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Note are not affected or impaired in any way and Parent and Stockholder Representative agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision, that achieves, to the greatest lawful extent under this Note, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

(e)           Limitation of Liability.  IN NO EVENT WILL THE PURCHASER HAVE ANY LIABILITY ARISING HEREUNDER OR IN CONNECTION HEREWITH TO ANY PARTY OR OTHER PERSON FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF WHETHER SUCH PARTY OR PERSON WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

(f)           Disputes.  In the event of a dispute arising hereunder or in connection herewith and in the case of any proceeding to enforce this Note, Section 10.10 of the Merger Agreement will govern, which section is incorporated herein by reference.

(g)           Rights and Remedies.  All rights and remedies of the holder of this Note will be exercised solely by the Stockholder Representative, and its successor and assigns in accordance with Section 5(b) hereof, acting pursuant to Section 9.09 of the Merger Agreement.

The undersigned has executed this Promissory Note as of the date set forth above.

AUTHENTEC, INC.

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